AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
FIRST QUARTER ENDED MARCH 31, 2007

San Juan, Puerto Rico, April 26, 2007 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the quarter ended March 31, 2007.

Net Income

EuroBancshares reported net income of $1.3 million, or $0.06 per diluted share, for the quarter ended March 31, 2007, compared to $3.3 million, or $0.15 per diluted share, for the same period in 2006. Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer commented: “Performance during this first quarter of 2007 continues to be disappointing. We continue to incur expenses associated with the asset issues that developed in previous quarters while at the same time positioning the Company for future improvements.  Thus, the first quarter of 2007 has been another quarter of transition as we continue to take the necessary actions to improve the impact on our financial condition caused by the Island’s economic situation and the fierce competition for deposits brought about by some of our peers. The situation with the flat yield curve and the overall economy on the Island is still challenging.”

Overhead also increased as employment and other expenses associated with our footprint expansion, residential mortgage and trust operations are higher as we continue to invest in such areas to position them for future growth.  The impact of such steps will not be immediate, but should assist us in meeting the challenges of our current operating environment. On the other hand, we have seen positive results from our actions pertaining to our leasing portfolio, the repositioning of the investment portfolio and the redemption of $25 million in Trust Preferred Securities. In fact, we experienced net interest margin and spread expansion in the first quarter of 2007, when compared with the fourth quarter of 2006. Net charge-offs and delinquencies on the leasing portfolio have also improved over the fourth quarter of 2006. We continue to be focused on our strategic plan and continue gaining market share.”

Earnings per share for the quarters ended March 31, 2007 and 2006 gives effect to:

•	the repurchase of 488,477 shares during 2006 in connection with a stock repurchase program approved by the Board of Directors in October 2005, which expired in October 2006; and

•	the exercise of 150,000, 56,450, 7,000 and 250,862 stock options in February 2006, June 2006, September 2006 and February 2007, respectively.

Return on Average Assets (ROAA) for the first quarter of 2007 was 0.21%, compared to a ROAA of 0.55% for the same quarter in 2006. Return on Average Common Equity (ROAE) for the first quarter of 2007 was 3.27%, compared to 8.41% for the first quarter of 2006.

Net Interest Income

The Company reported total interest income of $42.3 million for the first quarter of 2007, compared to $37.8 million for the first quarter of 2006. This increase was due to a combination of increases in average interest-earning assets and increased yields resulting from higher interest rates. For the quarter ended March 31, 2007, average interest-earning assets increased to $2.4 billion, compared to $2.3 billion for the same quarter in the prior year.

Total interest expense was $25.3 million for the quarter ended March 31, 2007, compared to $20.4 million for the same quarter in 2006. This increase resulted from the combination of higher interest-bearing liabilities and increased costs of funds. For the quarter ended March 31, 2007, average interest-bearing liabilities increased to $2.1 billion, compared to $2.0 billion for the same quarter in the prior year.

Net interest margin on a fully taxable equivalent basis decreased to 2.89% for the quarter ended March 31, 2007, compared to 3.14% for the same period in 2006. Net interest spread on a fully taxable equivalent basis decreased to 2.35% for the quarter ended March 31, 2007, from 2.66% for the same period in 2006. This decrease in net interest margin and spread was primarily caused by the increase in the average cost of interest bearing liabilities as a result of: (i) the rising short-term interest rates and the inverted yield curve, which caused short term borrowing costs to increase at a faster rate than the yield on earning-assets; and (ii) the increase in average deposits, which has been comprised substantially of brokered deposits and higher-rate time deposits driven by the extremely competitive local operating environment.

On the other hand, our net interest margin and spread on a fully taxable equivalent basis for the quarter ended March 31, 2007 increased when compared to 2.59% and 2.01% for the quarter ended December 31, 2006. The net interest margin and spread for the quarter ended December 31, 2006 were affected by the write-off of $626,000 in unamortized placement costs related to the redemption of $25 million in Trust Preferred Securities discussed earlier. Despite the write-off of these unamortized placement costs, our net interest margin and spread improved during the first quarter of 2007, when compared to the fourth quarter of 2006. Without the effect of the write-off of $626,000 in unamortized placement costs, our net interest margin and spread on a fully taxable equivalent basis would have been 2.70% and 2.12% for the fourth quarter of 2006, respectively, which are still lower than the results for the first quarter of 2007, evidencing the expansion experienced during the first quarter of 2007.

Provision for Loan Losses

The provision for loan and lease losses for the quarter ended March 31, 2007 was $5.3 million, or 136.69% of net charge-offs, compared to $3.4 million, or 107.01% of net charge-offs, for the same quarter in 2006, and $5.3 million, or 111.34% of net charge-offs, for the quarter ended December 31, 2006. The provision for loan and lease losses is a direct result of the periodic evaluation of the allowance for loan and lease losses, which considers the growth in the loan portfolio and the level of net-charge offs, delinquencies and related loss experience. Some of these factors are discussed below in more detail.

Non-Interest Income

Non-interest income for the first quarter of 2007 was $1.9 million, compared to $2.4 million for the same quarter last year, and $1.1 million for the quarter ended December 31, 2006. This decrease from the first quarter of 2006 was due to a $445,000 net loss on sale of repossessed assets, compared to a $259,000 net gain on sale of repossessed assets during the first quarter of 2006, partially offset by: (i) a $194,000 increase in service charges, in part due to an increase in non-sufficient fund charges on deposit accounts, commission’s income and other fees on loan accounts; and (ii) a $66,000 increase in gains on sales of loans. The increase in the net loss on sale of repossessed assets was directly attributable to our strategy of being more aggressive in the sale of repossessed vehicles to expedite their disposition. This strategy resulted in an increase of approximately 27% in the number of repossessed vehicles sold during the first quarter of 2007 when compared to the same period in 2006. During the first quarter of 2007, we sold 532 repossessed vehicles, compared to 420 during the first quarter of 2006. More details on repossessed assets are discussed in the Asset Quality section below.

The increase in non-interest income for the first quarter of 2007, when compared with previous quarter, was primarily impacted by a $1.1 million loss on sale of securities during the fourth quarter of 2006, resulting from the repositioning of the investment securities portfolio discussed earlier.

Non-Interest Expense

Non-interest expense for the first quarter of 2007 was $12.1 million, compared to $11.1 million for the first quarter of 2006, and $10.3 million in the fourth quarter of 2006. The increase during the first quarter of 2007, when compared to the same period in 2006, was mainly due to the net effect of: (i) a $787,000 increase in salaries, mainly related to salary increases effective in January 2007; (ii) an increase of $370,000 in occupancy expenses, mainly related to an increase in rent, data services, equipment maintenance, and property tax expenses; (iii) a $131,000 increase in insurance expense, mainly related to the FDIC’s new insurance premium assessment; and (iv) an increase of $135,000 in promotional and advertising expenses, mainly related to our mortgage loans department, to take advantage of opportunities in this area on the Island. These increases were partially offset by a decrease of $322,000 in professional fees mainly related to the additional expenses of $300,000 billed by our former external auditor during the first quarter of 2006.

The $1.8 million increase in non-interest expense when comparing the first quarter of 2007 and the last quarter of 2006 was mainly concentrated in salaries and employee benefits. This increase in salaries and employee benefits was attributable to the combined effect of: (i) a $731,000 reduction in the amount of bonus expense recorded during the fourth quarter of 2006; (ii) an increase of $216,000 related to annual salary increases effective in January 2007; (iii) a $148,000 increase related to new positions and salary adjustments; (iv) an increase of $128,000 related to unemployment insurance taxes paid at the beginning of the current year for those employees who had already reached the maximum employer’s contribution during the fourth quarter of 2006; (v) a $77,000 increase in the stock compensation expense; and (vi) an increase of $51,000 in the cost associated with our medical plan.

The efficiency ratio on a fully taxable equivalent basis for the quarter ended March 31, 2007 was 63.98%, compared to 54.51% for the quarter ended March 31, 2006, and 61.80% for the quarter ended December 31, 2006.

Income Tax Expense

During the first quarter of 2007, income tax expense decreased to $260,000, compared to $2.0 million for the same quarter in 2006. This decrease in income tax expense resulted from the net effect of a $1.6 million pre-tax income and a 16.51% effective tax rate for the first quarter of 2007, compared to a $5.3 million pre-tax income and a 38.39% effective tax rate for the same period in 2006, after the Company purchased at discount, tax credits in the amount of approximately $957,000 recording an income tax benefit of $96,000 during the first quarter of 2006. The decrease in the effective tax rate during the quarter ended March 31, 2007 mainly resulted from an increase in the proportion of exempt income to total income after the investment securities portfolio repositioning during the fourth quarter of 2006 and the termination on December 31, 2006 of the additional temporary taxes of 2.5% imposed by the Puerto Rico Legislature in 2005.

Balance Sheet Summary and Asset Quality Data

Assets

Total assets decreased to $2.433 billion as of March 31, 2007 from $2.501 billion as of December 31, 2006. The decrease was mainly due to: (i) a $49.1 million decrease in interest bearing deposits, (ii) a $15.0 million decrease in securities purchased under agreements to resell, (iii) a $26.5 million decrease in the investment securities portfolio. These decreases were partially offset by: (i) a $9.2 million increase in the loans portfolio, and (ii) a $13.0 million increase in premises and equipment, resulting from the acquisition of a building to relocate the headquarters and administrative offices of the Corporation. Details on investment securities and loan portfolio variances are discussed further below.

Investments

During the first quarter of 2007, the investment portfolio decreased by approximately $26.5 million to $551.4 million as of March 31, 2007 from $577.9 million as of December 31, 2006.  The change from December 31, 2006 was primarily due to the net effect of:  (i) prepayments of approximately $23.5 million on mortgage-backed securities and FHLB obligations; (ii) the maturity of $10.3 million in US government agencies obligations; (iii) net premium amortization of $55,000; (iv) the purchase of $3.0 million in corporate obligations and $1.6 million in FHLB stocks; and (v) a decrease of $2.6 million in the unrealized net loss on investment securities available for sale.

During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years.  During the first half of 2006, we saw higher interest in the short term of the curve and, in order to improve the average yield while maintaining a short estimated average life, we reinvested a portion of the cash flows generated by the investment portfolio at higher yields and for maturities or estimated maturities from 2 years to 7 years.  In addition, during the fourth quarter of 2006, we sold approximately $50.1 million of FHLB and mortgage-backed securities available for sale with an average yield of 3.64%.  For the quarter ended March 31, 2007, after the above-mentioned transactions, the estimated average maturity was approximately 2.83 years and the average yield was approximately 4.70%, compared to an estimated average maturity of 3.16 years and an average yield of 4.64% for the quarter ended December 31, 2006. Looking forward, approximately $18.5 million in agencies notes with an average yield of 3.30% will mature during the second and third quarter of 2007. We expect that the above-mentioned transactions shall have a positive effect on the average yield of the portfolio during the upcoming quarters.

Loans

Total loans, net of unearned, increased to $1.761 billion, or 2.43% on an annualized basis, as of March 31, 2007, from $1.751 billion as of December 31, 2006. Total commercial loans decreased by $943,000, or 0.36% on an annualized basis, to $1.033 billion as of March 31, 2007, from $1.034 billion as of December 31, 2006. During the first quarter of 2007, growth in the commercial loan portfolio was negatively impacted by $11.2 million in prepayments of various loans in a commercial business relationship, which were canceled with funds from certificates of deposits the customer had on deposit with the Corporation’s banking subsidiary. Construction loans increased to $142.2 million, or 50.54% on an annualized basis, as of March 31, 2007, from $126.2 million as of December 31, 2006. Mortgage loans increased to $86.5 million, or by 48.22% on an annualized basis, as of March 31, 2007, from $77.2 million as of December 31, 2006. For the three-month period ended March 31, 2007, the aggregate balance in our leasing portfolio decreased by a total of $14.2 million to $429.1 million as of March 31, 2007, from $443.3 million as of December 31, 2006, as the Company has tightened its underwriting standards in an attempt to reduce possible future losses.

Asset Quality

Non-performing loans to total loans increased to 3.36% as of March 31, 2007, from 2.85% as of December 31, 2006. Non-performing assets to total assets increased to 2.93% as of March 31, 2007, from 2.52% as of December 31, 2006. Non-performing loans as of March 31, 2007 amounted to $59.3 million, compared to $50.0 million as of December 31, 2006. The increase in non-performing loans during the first quarter of 2007 when compared to previous quarter was due to the combined effect of a $6.1 million increase in loans over 90 days past due still accruing interest and an increase of $3.2 million in nonaccrual loans.

The $6.1 million increase in loans over 90 days still accruing interest was mainly due to the net effect of a $6.8 increase in loans secured by real estate and a $484,000 decrease in lease financing contracts in this category. The $6.8 increase in loans secured by real estate was mainly caused by: (i) one commercial business relationship for $9.4 million and one construction business relationship for $1.7 million, which became over 90 days past due the first quarter of 2007; and (ii) one commercial business relationship secured by real estate amounting to $4.9 million, which was in this category in the last quarter of 2006 and was placed on nonaccrual status during the first quarter of 2007. It is important to point out that our historical losses on commercial and construction loans secured by real estate have been low.

The $3.2 million increase in nonaccrual loans was mainly attributable to the net effect of: (i) the $4.9 million commercial business relationship, which was placed on nonaccrual status during the first quarter of 2007, as previously explained; (ii) a decrease of $761,000 in lease financing contracts; and (iii) a $460,000 decrease in marine loans.

Repossessed assets decreased to $11.9 million as of March 31, 2007, compared to $13.0 million as of December 31, 2006. The decrease during the first quarter of 2007 when compared to the previous quarter was due to the net effect of: (i) a decrease of $1.7 million in other repossessed assets, mainly comprised of a $2.1 million decrease in the inventory of repossessed vehicles and an increase of $422,000 in repossessed boats; and (ii) an increase of $566,000 in other real estate owned resulting from the foreclosure of two real estate properties during the quarter.

The $2.1 million decrease in the inventory of repossessed vehicles was due to the fact that fewer vehicles were repossessed during the first quarter of 2007 when compared to the fourth quarter of 2006 and also because sales of repossessed vehicles exceeded the number of units repossessed during the first quarter of 2007. Total repossessed and sold vehicles during the first quarter of 2007 were 446 and 532, respectively, compared to 491 and 543 in the fourth quarter of 2006. We continue monitoring this inventory very closely and taking measures to expedite its disposition.

Annualized net charge-offs as a percentage of average loans decreased to 0.88% for the quarter ended on March 31, 2007, from 1.10% and 0.97% for the fourth quarter and year ended December 31, 2006, respectively. Net charge-offs for the quarter ended March 31, 2007 as compared to the quarter ended December 31, 2006 were as follows: (i) $24,000 in net recoveries on commercial loans secured by real estate for the first quarter of 2007, compared to $109,000 in net charge-offs for the quarter of December 2006; (ii) $373,000 in net charge-offs on other commercial and industrial loans for the first quarter of 2007, compared to $624,000 for the quarter ended December 31, 2006; (iii) $403,000 in net charge-offs on consumer loans for the first quarter of 2007, compared to $424,000 for the quarter ended December 31, 2006; (iv) $3.0 million in net charge-offs on leases financing contracts for the first quarter of 2007, compared to $3.5 million for the quarter ended December 31, 2006; and (v) $134,000 in net charge-offs on other loans for the first quarter of 2007, compared to $47,000 for the quarter ended December 31, 2006. The decrease in net charge-offs in our leasing portfolio when comparing the first quarter of 2007 to the previous quarter was mainly attributable to the decrease in the volume of repossessed vehicles during the first quarter of 2007 and also to the decrease in finance leases over 90 days delinquent, as explained before.

Allowance for Loan and Lease Losses

The allowance for loan and lease losses increased to $20.4 million as of March 31, 2007, from $18.9 million as of December 31, 2006. The allowance for loan and lease losses is affected by net charge-offs and also by the provision for loan and lease losses for each related period. Net charge-offs, loan portfolio growth, and other economic conditions are taken into consideration when evaluating the adequacy of the allowance for loan and lease losses. Net charge-offs for the quarter ended March 31, 2007 decreased to $3.8 million, or $15.4 million on an annualized basis, when compared to $4.7 million and $16.2 million for the quarter and year ended December 31, 2006, as previously mentioned. However, considering that the economy of the Island is still showing signs of weakness, we decided to maintain the provision for loan losses at the same level as in the previous quarter (the provision for loan losses was $5.3 million for the quarters ended March 31, 2007 and December 31, 2006). We believe that the allowance for loan and lease losses is adequate and it represents 1.16% of total loans as of March 31, 2007.

Deposits and Borrowings

Total deposits as of March 31, 2007 amounted to $1.825 billion, compared to $1.905 billion as of December 31, 2006. The $80.8 million decrease was due to the net effect of: (i) a $7.9 million decrease in noninterest-bearing deposits; (ii) a $433,000 decrease in NOW and money market accounts; (iii) a $4.1 million decrease in savings accounts; (iv) a $4.6 million decrease in regular time deposits and IRA’s; (v) a $597,000 decrease in jumbo time deposits; and (vi) a $63.1 million decrease in brokered time deposits. The decrease in core deposits is mainly attributable to the fierce competition for core deposits on the Island due to a reduction of local funding sources. The decrease in brokered deposits resulted from our strategy of repositioning our investment portfolio in an effort to improve the net interest margin, as previously explained. Other borrowings increased slightly to $395.7 million as of March 31, 2007, compared to $395.0 million as of December 31, 2006.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, Inc., an international banking entity subsidiary of Eurobank; and its wholly-owned insurance agency, EuroSeguros.

Forward-Looking Statements

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

March 31, 2007 and December 31, 2006

	March 31,	December 31,
Assets	2007	2006
Cash and due from banks	$25,167,824	$25,527,489
Interest bearing deposits	—	49,050,368
Securities purchased under agreements to resell	36,232,790	51,191,323
Investment securities available for sale	508,427,955	535,159,009
Investment securities held to maturity	37,085,778	38,432,820
Other investments	5,903,225	4,329,200
Loans held for sale	1,203,900	879,000
Loans, net of allowance for loan and lease losses of $20,353,803 in 2007
and $18,936,841 in 2006	1,739,930,149	1,731,022,290
Accrued interest receivable	14,939,401	15,760,852
Customers’ liability on acceptances	1,149,682	1,561,736
Premises and equipment, net	27,909,599	14,889,456
Other assets	34,826,454	33,116,690
Total assets	$2,432,776,757	$2,500,920,233
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$132,374,595	$140,321,373
Interest bearing	1,692,188,786	1,765,034,834
Total deposits	1,824,563,381	1,905,356,207
Securities sold under agreements to repurchase	366,429,250	365,664,250
Acceptances outstanding	1,149,682	1,561,736
Advances from Federal Home Loan Bank	8,694,265	8,707,420
Notes payable to Statutory Trust	20,619,000	20,619,000
Accrued interest payable	19,609,085	18,047,074
Accrued expenses and other liabilities	16,941,108	11,086,705
	2,258,005,771	2,331,042,392
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2006 and 2005	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 20,028,398 shares in 2007 and 19,777,536 shares in 2006;
outstanding: 19,374,683 shares in 2007 and 19,123,821 shares in 2006	200,284	197,775
Capital paid in excess of par value	107,740,929	106,539,383
Retained earnings:
Reserve fund	7,720,863	7,553,381
Undivided profits	60,763,399	59,800,495
Treasury stock, 653,715 shares at cost in 2007 and 2006	(7,410,711)	(7,410,711)
Accumulated other comprehensive loss	(5,007,203)	(7,565,907)
Total stockholders’ equity	174,770,986	169,877,841
Total liabilities and stockholders’ equity	$2,432,776,757	$2,500,920,233

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three months ended March 31, 2007 and 2006, and the three months and year ended December 31, 2006

	Three Months Ended			Year Ended
	March 31,	March 31,	December 31,	December 31,
	2007	2006	2006	2006
Interest income:
Loans, including fees	$34,939,490	$30,080,193	$34,479,299	$130,003,150
Investment securities:
Taxable	3,749	26,317	61,045	371,546
Exempt	6,644,134	7,197,419	7,397,753	29,474,276
Interest bearing deposits, securities purchased
under agreements to resell, and other	726,369	479,045	761,756	2,297,448
Total interest income	42,313,742	37,782,974	42,699,853	162,146,420
Interest expense:
Deposits	20,056,619	14,971,399	19,531,825	68,545,152
Securities sold under agreements to repurchase,
notes payable, and other	5,197,125	5,427,378	7,366,361	26,818,196
Total interest expense	25,253,744	20,398,777	26,898,186	95,363,348
Net interest income	17,059,998	17,384,197	15,801,667	66,783,072
Provision for loan and lease losses	5,279,000	3,390,000	5,274,000	16,903,000
Net interest income after provision for loan
and lease losses	11,780,998	13,994,197	10,527,667	49,880,072
Noninterest income:
Service charges – fees and other	2,254,720	2,060,368	2,247,590	8,475,600
Net loss on sale of securities	—	—	(1,091,627)	(1,091,627)
Net (loss) gain on sale of repossessed assets and on disposition
of other assets	(444,768)	258,654	(184,675)	16,092
Gain on sale of loans	112,758	47,027	138,019	400,489
Total noninterest income	1,922,710	2,366,049	1,109,307	7,800,554
Noninterest expense:
Salaries and employee benefits	5,735,170	4,948,324	3,494,592	17,506,822
Occupancy, furniture and equipment	2,597,434	2,227,873	2,477,955	9,565,036
Professional services	866,860	1,188,830	949,633	4,104,442
Insurance	452,268	321,767	258,496	1,052,922
Promotional	377,021	242,357	358,980	1,199,574
Other	2,101,070	2,129,422	2,740,898	9,956,935
Total noninterest expense	12,129,823	11,058,573	10,280,554	43,385,731
Income before income taxes	1,573,885	5,301,673	1,356,420	14,294,895
Provision for income taxes	259,848	2,035,487	1,347,299	6,283,010
Net income	$1,314,037	$3,266,186	$9,121	$8,011,885

Basic earnings per share	$0.06	$0.16	$(0.01)	$0.38

Diluted earnings per share	$0.06	$0.15	$(0.01)	$0.37

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended
	March 31,		December 31,
	2007	2006	2006

Average shares outstanding - basic	19,226,953	19,415,256	19,123,821
Average shares outstanding - assuming dilution	19,499,692	20,031,172	19,458,014
Number of shares outstanding at end of period	19,374,683	19,336,859	19,123,821
Book value per common share	$8.46	$7.94	$8.32

Average Balances

Total assets	2,451,223	2,345,375	2,483,677
Loans and leases, net of unearned	1,759,147	1,596,562	1,729,273
Interest-earning assets (1)	2,357,974	2,279,811	2,401,221
Interest-bearing deposits	1,726,318	1,577,254	1,671,009
Other borrowings	393,274	460,753	484,525
Preferred stock	10,763	10,763	10,763
Shareholders' equity	171,681	166,024	169,913

Loan Mix

Loans secured by real estate
Commercial and industrial	739,981	646,605	736,555
Construction	142,191	88,866	126,241
Residential mortgage	85,258	50,739	76,277
Consumer	740	955	783
	968,170	787,165	939,856

Commercial and industrial	293,139	271,148	297,512
Consumer	60,523	64,247	60,682
Lease financing contracts	429,142	485,515	443,311
Overdrafts	6,666	8,228	5,015
Total	1,757,640	1,616,303	1,746,376

Deposit Mix

Noninterest-bearing deposits	132,375	132,180	140,321
Now and money market	62,239	72,885	62,673
Savings	151,992	206,579	156,069
Broker deposits	1,163,020	996,689	1,226,156
Regular CD's & IRAS	90,792	116,165	95,396
Jumbo CD's	224,145	196,313	224,741
Total	1,824,563	1,720,811	1,905,356

Financial Data

Total assets	2,432,777	2,367,837	2,500,920
Loans and leases, net of unearned	1,761,488	1,623,402	1,750,838
Allowance for loan and lease losses	20,354	18,410	18,937
Total deposits	1,824,563	1,720,811	1,905,356
Other borrowings	395,743	462,053	394,991
Preferred stock	10,763	10,763	10,763
Shareholders' equity	174,771	164,346	169,878

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended			Year Ended
	March 31,		December 31,	December 31,
	2007	2006	2006	2006

Dividends on preferred stock	184	184	188	745
Net income	1,314	3,266	9	8,012
Total interest income	42,314	37,783	42,700	162,146
Total interest expense	25,254	20,399	26,898	95,363
Provision for loan and lease losses	5,279	3,390	5,274	16,903
Non-interest income	2,255	2,060	2,248	8,476
Net gain (loss) on sale of loans and other assets	(332)	306	(47)	417
Net loss on sale of securities	-	-	(1,092)	(1,092)
Non-interest expense	12,130	11,059	10,281	43,386
Income taxes	260	2,035	1,347	6,283
Nonperforming assets	71,192	46,565	63,026	63,026
Nonperforming loans	59,261	36,790	49,978	49,978
Net charge-offs	3,862	3,168	4,737	16,154

Performance Ratios

Return on average assets (2)	0.21%	0.55%	0.001%	0.33%
Return on average common equity (3)	3.27	8.41	0.02	5.19
Net interest spread (4)	2.35	2.66	2.01	2.33
Net interest margin (5)	2.89	3.14	2.59	2.86
Efficiency ratio (6)	63.98	54.51	61.80	57.89
Earnings per common share - basic	$0.06	$0.16	$(0.01)	$0.38
Earnings per common share - diluted	0.06	0.15	(0.01)	0.37

Asset Quality Ratios

Nonperforming assets to total assets	2.93%	1.97%	2.52%	2.52%
Nonperforming loans to total loans	3.36	2.27	2.85	2.85
Allowance for loan and lease losses to total loans	1.16	1.13	1.08	1.08
Net loan and lease charge-offs to average loans	0.88	0.79	1.10	0.97
Provision for loan and lease losses to net loan and lease charge-offs	136.69	107.01	111.34	104.64

_________________________
(1)	Includes nonaccrual loans, which balance as of the periods ended March 31, 2007 and 2006, and December 31, 2006 was $40.4 million, $29.8 million and $37.3 million, respectively.

(2)	Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.

(3)	Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.

(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.

(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Loans contractually past due 90 days or
more but still accruing interest:	$18,827	$12,723	$7,006
Nonaccrual loans:	40,434	37,255	29,784
Total nonperforming loans	59,261	49,978	36,790
Repossessed property:
Other real estate	4,195	3,629	1,856
Other repossesed assets	7,736	9,419	7,919
Total repossessed property	11,931	13,048	9,775
Total nonperforming assets	$71,192	$63,026	$46,565

Nonperforming loans to total loans	3.36%	2.85%	2.27%
Nonperforming assets to total loans plus
repossessed property	4.01	3.57	2.85
Nonperforming assets to total assets	2.93	2.52	1.97

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended					Year Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2007	2006	2006	2006	2006	2006
Charge-offs:
Real estate secured	$11	$109	$551	$2	$23	$685
Commercial and industrial	456	657	1,179	462	752	3,050
Consumer	460	571	423	619	365	1,978
Leases financing contracts	3,388	3,827	3,610	2,587	2,903	12,927
Other	139	52	5	65	27	149
Total charge-offs	4,454	5,216	5,768	3,735	4,070	18,789

Recoveries:
Real estate secured	$35	$-	$11	$-	$-	$11
Commercial and industrial	83	33	92	184	225	534
Consumer	57	147	97	156	65	465
Leases financing contracts	412	294	434	276	600	1,604
Other	5	5	3	1	12	21
Total recoveries	592	479	637	617	902	2,635

Net charge-offs:
Real estate secured	$(24)	$109	$540	$2	$23	$674
Commercial and industrial	373	624	1,087	278	527	2,516
Consumer	403	424	326	463	300	1,513
Leases financing contracts	2,976	3,533	3,176	2,311	2,303	11,323
Other	134	47	2	64	15	128
Total net charge-offs	$3,862	$4,737	$5,131	$3,118	$3,168	$16,154

Net charge-offs to average loans:
Real estate secured	(0.01)%	0.05%	0.25%	0.00%	0.01%	0.08%
Commercial and industrial	0.51	0.82	1.50	0.40	0.77	0.88
Consumer	2.67	2.77	2.12	2.92	1.87	2.42
Leases financing contracts	2.73	3.14	2.72	1.93	1.89	2.40
Other	6.20	2.09	0.10	2.81	0.77	1.52
Total net charge-offs to average loans	0.88%	1.10%	1.22%	0.76%	0.79%	0.97%